NEWS RELEASE

FOR IMMEDIATE RELEASE                              Contact:    Phil Grybas
November 17, 2004                                              Senior VP - CFO
                                                               916-786-4282


                      SUREWEST ANNOUNCES RETIREMENT PROGRAM

(Roseville, California) - SureWest Communications (Nasdaq:SURW) announced today a voluntary early retirement offer as part of an overall focus on aligning cost structure and productivity goals.

To be eligible, a company employee must be 52 or older at December 31, 2004, and have at least 10 years of credited service under the company's pension plan. Approximately 11% of SureWest's 1,018 regular employees are eligible to participate in the voluntary retirement program. Corporate officers are not eligible.

The window period for the retirement program begins December 6, 2004 and ends January 21, 2005, with the participants' retirement scheduled for February 18, 2005. SureWest expects to incur pretax charges in both the fourth quarter of 2004 and the first quarter of 2005, with the amounts dependent on the number of employees accepting the offer and the timing of the acceptances. If all of the eligible employees accepted the offer, SureWest would expect to take pre-tax charges in the aggregate ranging between $6.8 million and $7.1 million. However, while the company can not predict with certainty, it believes it is more reasonable to assume an employee acceptance rate in the range of 50% to 65%.

The company expects to begin realizing the benefits of the program in 2005 resulting from both the ability to avoid filling certain of the positions held by employees who accept the offer, and varied wage and benefit requirements.

About SureWest

With 90 years in Northern California, SureWest and its family of companies represent an integrated network of highly reliable advanced communications products and services. SureWest provides digital TV, fiber optics, PCS wireless, DSL, high-speed Internet access, data transport, local and long distance telephone service, and directories with the highest standards of customer care. For more information, visit the SureWest web site at www.surewest.com

Safe Harbor Statement

Statements made in this news release that are not historical facts are forward-looking statements and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. In some cases, these forward-looking statements may be identified by the use of words such as may, will, should, expect, plan, anticipate, or project or the negative of those words or other comparable words. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Such forward-looking statements are subject to a number of risks, assumptions and uncertainties that could cause the company's actual results to differ from those projected in such forward-looking statements.

Important factors that could cause actual results to differ from those set forth in the forward looking statements include, but are not limited to: advances in telecommunications technology, changes in the telecommunications regulatory environment, changes in the financial stability of other telecommunications providers who are customers of the company, changes in competition in markets in which the company operates, adverse circumstances affecting the economy in California in general, and in the Sacramento, California Metropolitan area in particular, the availability of future financing, changes in the demand for services and products, new product and service development and introductions, pending and future litigation, the internal control issues recently identified by the company's independent auditors, and unanticipated changes in the growth of the company's emerging businesses, including the wireless, Internet, video and Competitive Local Exchange Carrier operating entities.


                                       ###